Exhibit 99.1

SORL Auto Parts Announces Receipt of Preliminary Non-Binding "Going Private" Proposal

ZHEJIANG, China, April 26, 2019 (GLOBE NEWSWIRE) --  SORL Auto Parts, Inc. (NASDAQ: SORL) ("SORL" or the "Company"), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, announced today that its Board of Directors (the "Board") has received a non-binding preliminary proposal letter, dated April 25, 2019, from Mr. Xiaoping Zhang, its Chairman and Chief Executive Officer (“Chairman Zhang”), Ms. Shuping Chi and Mr. Xiaofeng Zhang, directors of the Company, and Ruili Group Co., Ltd. (together, the “Consortium”) to acquire all of the outstanding shares of common stock of the Company not already owned by the Consortium for US$4.26 per share of common stock in cash.  Ms. Chi is the wife of Chairman Zhang and Mr. Xiaofeng Zhang is the brother of Chairman Zhang.

The $4.26 per share price of the proposal represents a 13.9% premium over the Company’s last closing price on April 24, 2019, a premium of approximately 35.64% to its average closing price during the last 30 trading days, and a premium of approximately 36.93% to its average closing price during the last 60 trading days.

The members of the Consortium currently beneficially own in the aggregate approximately 58.9% of the issued and outstanding shares of common stock of the Company on a fully diluted basis. The Consortium has engaged O’Melveny & Myers LLP as their legal advisor and Huatai United Securities Co., Ltd. as their financial advisor for the proposed transaction.  The Consortium intends to fund the proposed transaction with cash on hand and the proposed transaction will not be subject to a financing condition. A copy of the proposal letter is attached hereto as Exhibit A.

The Board intends to form a special committee consisting of independent directors to consider the proposal. The Board expects that the special committee will retain independent advisors, including independent financial and legal advisors, to assist it in this process.

The Company cautions that this proposal constitutes only a preliminary indication of the Consortium’s interest and does not constitute any binding commitment with respect to the transaction proposed or any other transaction. No agreement, arrangement or understanding between the Company and the Consortium relating to any proposed transaction, will be created until such time as definitive documentation has been executed and delivered by the Consortium to the Company and all other appropriate parties.

The Board cautions the Company’s shareholders and others considering trading the Company’s securities that the Board has just received the proposal letter and has not had an opportunity to carefully review and evaluate the proposal or make any decision with respect to the Company’s response to the proposal. There can be no assurance that any definitive offer will be made by the Consortium,  that any definitive agreement will be executed relating to the proposal or any other transaction, or that this or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required under applicable law.

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. is the market leader for commercial vehicles brake systems, such as trucks and buses in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake systems and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology such as "expects," "anticipates," "believes," "targets," "goals," "projects," "intends," "plans," "seeks," "estimates," "may," "will," "should" or similar expressions. For example, when the Company describes the evaluation of the preliminary non-binding proposal letter, it is using forward-looking statements. These forward-looking statements may also include statements about the Company's proposed discussions related to its business or growth strategy, which are subject to change. Such information is based upon expectations of the Company's management that were reasonable when made, but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company's control and upon assumptions with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this press release. These risks and uncertainties may include, but are not limited to general political, economic and business conditions which may impact the demand for commercial vehicles or passenger vehicles in China and the other significant markets where the Company's products are sold, uncertainty regarding such political, economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible recessions, natural disasters, the political stability of China and the impact of any of those events on demand for commercial or passenger vehicles, changes in consumer confidence, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier's inability to fulfill the Company's orders, cost of labor and raw materials, the loss of or curtailed sales to significant customers, the Company's dependence on key employees and officers, the ability to secure and protect trademarks, patents and other intellectual property rights, potential effects of competition in the Company's business, the dependency of the Company upon the normal operation of its sole manufacturing facility, potential effect of the economic and currency instability in China and countries to which the Company sold its products, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business in China or other countries including, without limitation, foreign trade policies, import duties, tariffs, quotas, political and economic stability, and the other factors discussed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. For additional information regarding known material factors that could cause the Company's results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Kevin Theiss
Investor Relations
Awaken Advisors
212-521-4050
kevin.theiss@awakenlab.com

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Exhibit A.

April 25, 2019

The Board of Directors
SORL Auto Parts, Inc.
NO. 2666 Kaifaqu Avenue,
Ruian Economic Development District,
Ruian City, Zhejiang Province 325200
People’s Republic of China

Dear Members of the Board of Directors:

Mr. Xiaoping Zhang, Ms. Shuping Chi, Mr. Xiaofeng Zhang and Ruili Group Co., Ltd. (collectively, “us,” “we” or the “Consortium”) are pleased to submit this proposal to acquire all outstanding shares of common stock (“Shares”) of SORL Auto Parts, Inc. (the “Company”) that are not currently owned by the members of the Consortium at a purchase price of $4.26 per Share in cash.

The $4.26 per Share price of our proposal represents a 13.90% premium over Company’s last closing price, a premium of approximately 35.64% to its average closing price during the last 30 trading days, and a premium of approximately 36.93% to its average closing price during the last 60 trading days.

As you know, the members of the Consortium currently beneficially own in aggregate approximately 58.9% of all the issued and outstanding Shares, and a number of the Company’s directors are members of the Consortium or were nominated by members of the Consortium. We agree that the Company’s board of directors should appoint a special committee of independent and disinterested directors to consider our proposed transaction and make a recommendation to the board of directors. We further agree that the special committee shall retain its own independent legal and financial advisors to assist in its review of our proposed transaction. We will not move forward with the transaction unless it is approved by such special committee.

None of the Company’s directors who are members of the Consortium or were nominated by any members of the Consortium will participate in the consideration of our proposal by the Company, the special committee or the special committee’s advisors. In addition, the transaction will be subject to a non-waivable condition requiring approval of a majority of the Shares not owned by us or our affiliates.

We currently intend that following completion of the proposed transaction, the Company’s business will continue to be run in a manner that is generally consistent with its current operations and we do not currently contemplate making any significant changes in the Company’s strategic or operating philosophy or its business. We intend to implement the proposed transaction in a manner that will ensure that the Company will become a wholly-owned subsidiary of Ruili Group Co., Ltd (“Ruili”) and/or its affiliates, following which the Company would proceed to operate as a separate company 100% owned by Ruili and/or its affiliates.

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Given our knowledge of the Company, we are in a position to complete the transaction in an expedited manner and to promptly enter into discussions regarding a merger agreement with the special committee and its advisors providing for the acquisition of the remaining Shares that are not currently owned by us. We expect that the merger agreement will provide for representations, warranties, covenants and conditions that are typical, customary and appropriate for transactions of this type. We intend to fund the proposed transaction with cash on hand. Accordingly, our proposal would not be subject to any uncertainty or delay with respect to any debt financing, and the proposed transaction will not be subject to a financing condition.

In considering our proposal, you should know that in our capacity as a shareholder of the Company we are interested only in acquiring the Shares not already owned by us and that in such capacity we have no interest in selling any of the Shares owned by us nor would we expect, in our capacity as a shareholder, to vote in favor of any alternative sale, merger or similar transaction involving the Company.

We have engaged O’Melveny & Myers LLP as our legal advisor and Huatai United Securities Co., Ltd. as our financial advisor for the proposed transaction.

Due to our obligations under the securities laws, we intend to timely file a Schedule 13D amendment with the Securities and Exchange Commission to disclose this proposal. However, we are sure that you will agree with us that it is in all of our interests to ensure that we otherwise proceed in a strictly confidential manner, unless otherwise required by law, until we have executed a definitive merger agreement relating to the proposed transaction or terminated our discussions.

This letter constitutes only a preliminary indication of our interest and does not constitute any binding commitment with respect to the transactions proposed in this letter or any other transaction. No agreement, arrangement or understanding between us and the Company relating to any proposed transaction will be created until such time as definitive documentation has been executed and delivered by us and the Company and all other appropriate parties.

We believe that our proposal represents an attractive opportunity for the Company’s shareholders to receive a significant premium to the current and recent Share prices. We welcome the opportunity to meet with the special committee and/or its advisors to discuss our proposal.

Should you have any questions regarding this proposal, please do not hesitate to contact us. We look forward to hearing from you.

[signatures page follows]

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Sincerely,

By: /s/ Xiaoping Zhang
Xiaoping Zhang

By: /s/ Shuping Chi
Shuping Chi

By: /s/ Xiaofeng Zhang
Xiaofeng Zhang

Ruili Group Co., Ltd.

By: /s/ Xiaoping Zhang

Name:
Xiaoping Zhang

Title:
Chairman of the Board

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